Exhibit 10.N(6)

AMENDMENT TO ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN A

1.     Effective January 1, 2011, the following will be added to the end of subsection 2.2 d.:

To the extent a Participant dies before his or her payments have begun, payments to the Surviving Spouse will be as follows:

1) If the Participant was a Participant in Rule IM of Plan I, and dies while accruing pension service, the survivor annuity under this Plan will begin the later of: a) the month following the Participant’s death or b) the month after the Participant would have turned age 55.

2) If the Participant was a Participant in Rule IC or Rule IN of Plan I and dies while accruing pension service, the survivor annuity under this Plan will begin the month following the Participant’s death.

3) If the Participant dies after pension service has terminated, the survivor annuity under this Plan will begin the later of: the month following the Participant’s death or the month after the Participant would have turned age 55.

2.    The definition of Retirement is restated as follows:

“Retirement” or “Retires” means the termination of employment after attainment of a specified age and specified service as determined under Normal or Early Retirement type under Plan I Rules or Excess B. Notwithstanding the foregoing, “Retirement” also includes termination of active employment under a Disability Retirement under Plan I Rules or Excess B, and such disability must also comply with Section 409A of the Internal Revenue Code and the regulations promulgated there under for purposes of this Plan. “Retirement” shall also mean any retirement as may be defined under any executive severance agreement entered into between the Company and a Participant to the extent it otherwise complies with termination of employment for purposes of Section 409(A) of the Internal Revenue Code.

3.    In all other respects the Plan is ratified and confirmed.